Exhibit 99

Dillard’s, Inc. Reports Fourth Quarter and Fiscal Year Results
Comparable Store Sales Increased 3% for 13-Week Period

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 27, 2018--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 14 and 53 weeks ended February 3, 2018. The Company follows the retail 4-5-4 reporting calendar, which included an extra week in the fourth quarter of fiscal 2017. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

Fourth Quarter Results

Dillard’s reported net income for the 14 weeks ended February 3, 2018 of $157.6 million, or $5.55 per share, compared to net income of $56.9 million, or $1.72 per share, for the 13 weeks ended January 28, 2017. Included in net income for the fourth quarter is an estimated tax benefit of approximately $77.4 million ($2.73 per share) related to the Tax Cuts and Jobs Act of 2017.

Included in net income for the prior year fourth quarter ended January 28, 2017 is an after-tax asset impairment of $4.2 million ($0.13 per share) on a cost method investment.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, "The positive sales trends we noted at the end of the third quarter continued through the fourth. Our 3% comparable store sales increase combined with gross margin improvement and relative expense control led to a notable increase in pretax income for the quarter. We are working to keep this momentum into 2018."

Net sales for the 14 weeks ended February 3, 2018 were $2.061 billion and $1.936 billion for the 13 weeks ended January 28, 2017. Net sales include the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which exclude CDI) for the 14-week period ended February 3, 2018 were $2.025 billion and $1.896 billion for the 13-week period ended January 28, 2017. Total merchandise sales increased 7% for the 14-week period ended February 3, 2018 compared to the 13-week period ended January 28, 2017. Sales in comparable stores increased 3% for 13-week period ended January 27, 2018 compared to the 13-week period ended January 28, 2017.

Sales of ladies' apparel, juniors' and children's apparel and men's apparel and accessories were above the average company sales trend during the fourth quarter. Sales were slightly below trend in cosmetics and below trend in ladies' accessories and lingerie, home and furniture and shoes. Sales were strongest in the Western and Eastern regions followed by the Central region.

During the quarter, the Company purchased $34.6 million of Class A Common Stock under its share repurchase authorization.

Fiscal Year Results

Dillard’s reported net income for the 53 weeks ended February 3, 2018 of $221.3 million, or $7.51 per share, compared to net income of $169.2 million, or $4.93 per share, for the 52 weeks ended January 28, 2017. Included in net income for the 53-week period ended February 3, 2018 is a pretax gain on disposal of assets of $4.9 million ($3.2 million after tax or $0.11 per share) and $0.8 million loss on extinguishment of debt ($0.5 million after tax or $0.02 per share). Also included in net income for the fiscal year is an estimated tax benefit of approximately $77.4 million ($2.62 per share) related to the Tax Cuts and Jobs Act of 2017.

Included in net income for the prior year 52-week period ended January 28, 2017 is an after-tax asset impairment of $4.2 million ($0.12 per share) on a cost method investment.

Net sales for the 53 weeks ended February 3, 2018 were $6.262 billion and $6.257 billion for the 52 weeks ended January 28, 2017. Total merchandise sales for the 53-week period ended February 3, 2018 were $6.108 billion and $6.071 billion for the 52-week period ended January 28, 2017. Total merchandise sales increased 1% for the 53-week period ended February 3, 2018 compared to the 52-week period ended January 28, 2017. Sales in comparable stores remained unchanged on a percentage basis for the 52-week period ended January 27, 2018 compared to the 52-week period ended January 28, 2017.

During the year, the Company purchased $219.0 million of Class A Common Stock under its share repurchase authorization. Share repurchases were accomplished entirely from available cash and operating cash flow.

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) improved 48 basis points of sales for the 14 weeks ended February 3, 2018 compared to the 13 weeks ended January 28, 2017 primarily due to increased markups. Inventory increased 4% at February 3, 2018 compared to January 28, 2017. Consolidated gross margin for the 14 weeks ended February 3, 2018 improved 53 basis points of sales compared to the prior year fourth quarter.

Gross margin from retail operations declined 65 basis points of sales for the 53 weeks ended February 3, 2018 compared to the prior 52 weeks ended January 28, 2017 primarily due to increased markdown activity. Consolidated gross margin for the 53 weeks ended February 3, 2018 declined 48 basis points of sales compared to the prior 52 weeks ended January 28, 2017.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $480.8 million (23.3% of sales) and $451.6 million (23.3% of sales) during the 14 weeks ended February 3, 2018 and the 13 weeks ended January 28, 2017, respectively. The increase in operating expenses of $29.2 million is due to the additional week of operations during the 2017 reporting period. For the 14-week period compared to the 13-week period, the dollar increase is comprised primarily of increased payroll, supplies and utilities.

Operating expenses increased $36.5 million to $1.692 billion (27.0% of sales) from $1.656 billion (26.5% of sales) during the 53 weeks ended February 3, 2018 compared to the 52 weeks ended January 28, 2017. The increase in expenses is primarily due to the additional week of operations during the 2017 reporting period.

Income Taxes

Net income for the fourth quarter includes an estimated tax benefit of approximately $77.4 million ($2.73 per share) related to the Tax Cuts and Jobs Act enacted during the fourth quarter of 2017.  This benefit is primarily due to the Company's reasonable estimate of the effect of reduced future corporate income tax rates on its existing net deferred tax liabilities.

Share Repurchase

During the 14 weeks ended February 3, 2018, the Company purchased $34.6 million (0.6 million shares) of Class A Common Stock under its $500 million share repurchase program. During the 53 weeks ended February 3, 2018, the Company purchased $219.0 million (4.1 million shares) of Class A Common Stock. Total shares outstanding (Class A and Class B Common Stock) at February 3, 2018 and January 28, 2017 were 28.1 million and 32.2 million, respectively. At February 3, 2018, authorization of $34.8 million remained under the plan.

Store Information

At February 3, 2018, the Company operated 268 Dillard’s locations and 24 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total square footage at February 3, 2018 was 49.2 million.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	14 Weeks Ended		13 Weeks Ended		53 Weeks Ended		52 Weeks Ended
	February 3, 2018		January 28, 2017		February 3, 2018		January 28, 2017
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$2,061.3	100.0%	$1,935.6	100.0%	$6,261.5	100.0%	$6,257.0	100.0%
Service charges and other income	47.9	2.3	48.3	2.5	161.2	2.6	161.0	2.6
	2,109.2	102.3	1,983.9	102.5	6,422.7	102.6	6,418.0	102.6

Cost of sales	1,432.5	69.5	1,355.6	70.0	4,199.7	67.1	4,166.4	66.6
Selling, general and administrative expenses	480.8	23.3	451.6	23.3	1,692.2	27.0	1,655.6	26.5
Depreciation and amortization	54.7	2.7	61.7	3.2	231.6	3.7	243.7	3.9
Rentals	9.1	0.4	8.4	0.4	28.0	0.4	26.0	0.4
Interest and debt expense, net	16.1	0.8	15.7	0.8	62.6	1.0	63.1	1.0
Loss on early extinguishment of debt	—	0.0	—	0.0	0.8	0.0	—	0.0
Gain on disposal of assets	—	0.0	—	0.0	4.9	0.1	1.0	0.0
Asset impairment and store closing charges	—	0.0	6.5	0.3	—	0.0	6.5	0.1
Income before income taxes and income on and equity in losses of joint ventures	116.0	5.6	84.4	4.4	212.7	3.4	257.7	4.1
Income taxes (benefit)	(40.8)		27.5		(7.8)		88.5
Income on and equity in losses of joint ventures	0.8	0.0	—	0.0	0.8	0.0	—	0.0
Net income	$157.6	7.6%	$56.9	2.9%	$221.3	3.5%	$169.2	2.7%

Basic and diluted earnings per share	$5.55		$1.72		$7.51		$4.93
Basic and diluted weighted average shares	28.4		33.1		29.5		34.3

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	February 3, 2018	January 28, 2017
Assets
Current Assets:
Cash and cash equivalents	$187.0	$347.0
Accounts receivable	39.6	48.2
Merchandise inventories	1,463.6	1,406.4
Other current assets	39.6	36.3
Total current assets	1,729.8	1,837.9

Property and equipment, net	1,696.3	1,790.3
Other assets	247.0	259.9

Total Assets	$3,673.1	$3,888.1

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$835.7	$839.3
Current portion of long-term debt and capital leases	162.0	90.5
Federal and state income taxes	41.9	46.7
Total current liabilities	1,039.6	976.5

Long-term debt and capital leases	368.3	530.1
Other liabilities	240.2	238.4
Deferred income taxes	116.8	225.7
Subordinated debentures	200.0	200.0
Stockholders' equity	1,708.2	1,717.4

Total Liabilities and Stockholders' Equity	$3,673.1	$3,888.1

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	53 Weeks Ended	52 Weeks Ended
	February 3, 2018	January 28, 2017
Operating activities:
Net income	$221.3	$169.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	233.7	246.0
Deferred income taxes	(102.1)	(35.7)
Loss (gain) on disposal of assets	1.0	(1.0)
Proceeds from insurance	—	3.2
Gain from insurance proceeds	(5.9)	(1.6)
Loss on early extinguishment of debt	0.8	—
Asset impairment and store closing charges	—	6.5
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	8.6	(1.1)
Increase in merchandise inventories	(57.2)	(33.4)
(Increase) decrease in other current assets	(2.4)	9.0
Decrease in other assets	2.2	5.8
(Decrease) increase in trade accounts payable and accrued expenses and other liabilities	(19.6)	156.3
Decrease in income taxes payable	(6.2)	(6.2)
Net cash provided by operating activities	274.2	517.0

Investing activities:
Purchase of property and equipment	(130.5)	(104.8)
Proceeds from disposal of assets	11.7	1.2
Proceeds from insurance	5.1	1.5
Investment in joint venture	—	(20.0)
Distribution from joint venture	3.5	2.5
Net cash used in investing activities	(110.2)	(119.6)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(90.5)	(3.3)
Cash dividends paid	(9.4)	(9.8)
Purchase of treasury stock	(223.0)	(240.2)
Issuance cost of line of credit	(1.1)	—
Net cash used in financing activities	(324.0)	(253.3)

(Decrease) increase in cash and cash equivalents	(160.0)	144.1
Cash and cash equivalents, beginning of period	347.0	202.9
Cash and cash equivalents, end of period	$187.0	$347.0

Non-cash transactions:
Accrued capital expenditures	$23.1	$3.5
Stock awards	2.7	2.7
Accrued purchase of treasury stock	2.0	6.0

Estimates for 2018
The Company is providing the following estimates for certain financial statement items for the fiscal year ending February 2, 2019 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2018	2017
	Estimated	Actual
Depreciation and amortization	$230	$232
Rentals	27	28
Interest and debt expense, net	50	63
Capital expenditures	140	131

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” "hope," “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 28, 2017, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Guymon, C.P.A.
501-376-5965
julie.bull@dillards.com